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Dear Fellow Shareholders,

The last year was filled with both challenges and progress.

The Federal Reserve launched and is maintaining an interest rate increase effort unparalleled in its over century of existence. The magnitude and velocity of these increases has predictably created strains and pressures within the industry and the economy.

Newton’s third law instructs us that for every action, there is an equal and opposite reaction. The laws of physics consistently, and somewhat remarkably, have application beyond the physical world. The world experienced a historically long period of low interest rates following the Credit Crisis, which was then extended with monetary and fiscal stimulus of previously unimaginable proportion as a reaction to the COVID-19 pandemic. The equal and opposite reaction is current Federal Reserve policy. Time will be the judge of the prudence of the magnitude of these actions, and as Newton taught us, we should be expecting a reaction in the economy commensurate with the force generated by the accelerated, intense rate hikes.

The banking industry, for the first time in 15 years, finds itself shifting to paying elevated rates on deposits in the middle of a significant decline in systemwide deposits. Meanwhile, assets accumulated during years of low interest rates are sitting on bank balance sheets. This will create earnings pressure in the short-term for the industry. Noninterest income, expense management, and asset quality will remain critical factors for success during this time.

Accelerating Technology Changes

We all see headlines every day about rapidly unfolding changes in technology, including artificial intelligence and machine learning. While we cannot invest the dollars available for firms like JP Morgan Chase & Co., we can be targeted and selective in identifying areas to enhance productivity and client service. Marcus Aurelius wrote in Meditations, “for the mind converts and changes every hindrance to its activity into an aid; and so that which is a hindrance is made a furtherance to an act; and that which is an obstacle on the road helps us on this road.” Aurelius describes our perspective on technology in simple terms and more eloquently than I can.

The significant technological evolution underway is a competitive and resource allocation challenge, however we embrace and recognize it as a call to action and an opportunity to create value to shareholders and unmatched service to our clients. Not all of these actions and investments will generate immediate results, and they are not intended to do so. We do believe that they will create outsized returns and franchise value for years to come.

It is difficult to understand and forecast the changes in the consumption of financial services. In 2021, in an attempt to project the future, I gathered industry call report data. I had and maintain a simple theory; due to improvements in financial technology and wider adoption of digital usage, the same trends we witnessed in consumer lending over the first two decades of this century would be replicated by small business and commercial lending over the next decade. I looked at data for banks between $1-5 billion in assets. The result surprised me.

At December 31, 2000, consumer loans were 10.6% of the median bank loan portfolio. By December 31, 2020, that number declined to 1.2%.

What happened? My perspective is consumers shifted to more digital channels, including nonbank lenders. Borrowers decided there was no need to walk into a bank branch and fill out a paper application for a small loan, as options became available online and funds were quickly deposited into their account.

There is no reason to believe that advances in technology and computing power will not be able to handle the complexity of commercial lending in the very near future. My 2021 research was predicated on the idea that many businesses completing online Paycheck Protection Program loans would view that as their first successful foray into nonpersonal digital lending. This experience would then alter and accelerate business borrowing behavior in the long run.

We are actively refining our lending and deposit processes to improve productivity and provide a better client experience. Our lending improvements include automating more decisioning for consumer and small business loans, which also includes automating and streamlining more of the document and information gathering.

We are also focused on deploying technology internally. We recently launched our first internal robotic process automation (RPA) procedure, replacing an internal function that was consuming hours per day of team member time. Now, our RPA tool takes care of the task and requires little time in the way of oversight and maintenance.

The automation revolution we are watching unfold is not just great fodder for cocktail parties; it is the future, and prudently embracing and adopting it will be essential for survival in a world where clients expect it. It is also a key strategy to address the continued shortage of specialized knowledge workers in our industry.

Noninterest Income

We have communicated our commitment to a noninterest income strategy for years. Noninterest income was important during the low interest rate years, and our view has been that even in a world where the yield curve normalizes, the ability to capture historical spreads would be nonexistent. Technology and nonbank competition would increasingly squeeze net interest margin levels from historical levels.

Back to Newton’s third law, the mortgage business was down significantly in 2022. The massive wave of mortgages locked in at unimaginably low rates in 2020 and 2021 means there is a large number of mortgages where borrowers will not refinance now, or anytime soon, and will only reluctantly move. Wider adoption of remote work negatively impacts the churn of homes we would expect to see with job transitions. We continue to work recruiting lenders in key, attractive markets in and around our footprint, while making decisions to calibrate the cost structure to reflect the current environment.

The year 2022 also brought the unusual combination of both fixed income and equity portfolio declines, having a negative impact on our wealth and trust business. I remain excited about what we can do with this business, particularly when considering the opportunity to better serve clients with sophistical financial needs across our business lines.

We did see green shoots in other noninterest income areas.

Our government-guaranteed lending team continues to lay the groundwork for sustained success. We focused on ensuring we had the team, systems, and processes in place for appropriate monitoring and service for program requirements, and as we have transitioned out of that phase and into opportunity realization we are seeing the work pay off. We anticipate meaningful results in 2023 and beyond from this team.

Our card division made significant progress in 2022, including the launch of a new partnership late in the third quarter that will provide momentum for future growth and resources for reinvestment into the business.

We experienced solid relative growth in our benefits business. While this remains an immaterial part of our financials for the near future, it is an excellent strategic add-on. This is both a great entry point for new banking relationships and a way to deepen our existing banking relationships. The multiple touch points is an ancillary, yet critical part of our noninterest income strategy.

Each noninterest business line affords us an opportunity to deepen relationships and better serve clients across multiple financial needs. Our implementation and widespread adoption of a new customer relationship management platform will yield thousands of internal referrals this year alone.

When we successfully execute this cross-business strategy, we de-risk all business lines as we improve retention and enhance our familiarity with the client. Profitability improves and relationships are stickier, and the events of March 2023 reminded us all of how important it is to maintain deeper relationships built on trust.

New Strategy Statement

We adopted a new Strategy Statement in 2022. We discussed the need to create a simple, memorable statement which serves as a North Star for everyone on our team, regardless of position or business.

We are an innovative comprehensive financial services company of choice dedicated to a frictionless client experience.

Instead of rewriting context for this statement, this is how I described the application of this statement to the team in a companywide communication:

Innovative: We leave little room for doubt here. Our commitment to embracing technology, new lines of business, and opportunities clearly demonstrates this.

Comprehensive Financial Services Company of Choice: We punch above our weight. There are few companies in our peer group across the entire country that provide the wide array of services we offer. We intend to be “of choice”. We aren’t just offering the services; we’re offering the services in a way that people want to use us. Each service we provide is expected to be a provider of choice in its respective category.

Dedicated to a Frictionless Client Experience: We are 100% committed to providing our clients an experience that is smooth and free of aggravation and disruption. This is accomplished through technology, service, and a tenacious focus from everyone in the company. Each of us needs to be all-in for our clients and for each other; possessing an unyielding commitment to constant improvement in how we execute business and assist each other in developing opportunities.

We’ll talk often about how a frictionless client experience isn’t just about the client. It incorporates everything from the client to backroom operations to regulatory compliance. Doing things correctly and appropriately while maintaining impeccable operating procedures for quality control ensures we’re always able to serve our clients in the way that’s needed at the time of need. A frictionless client experience also means a reduced-stress operating environment, as the client experience is ultimately dictated by the internal experience.

In Closing

Thank you for being a shareholder in Blue Ridge Bankshares, Inc. We do not take your investment lightly. We are fully committed to creating long-term value for your investment through our unwavering commitment to our clients, communities, and one another.

I am fortunate to be in the position of serving you, working with a team that is tenaciously dedicated to our goals, in an industry where we manufacture the fulfillment of financial dreams and success for so many.

Brian K. Plum

President and Chief Executive Officer

April 28, 2023